Exhibit 1.1

Brasilcel Proposed Voluntary Tender Offers for Shares of Tele Sudeste Celular, Tele Leste Celular and Celular CRT 25 August 2004

Disclaimer This document does not constitute an offer to purchase or a solicitation of an offer to sell securities of Celular CRT Participacoes S.A. ("CRT"), Tele Leste Celular Participacoes S.A. ("TBE") or Tele Sudeste Celular Participacoes S.A. ("TSD" and, together with CRT and TBE, the "Companies"). At the time the tender offers are commenced by Brasilcel N.V. ("Brasilcel"), Brasilcel will file tender offer statements on Schedule TO with the U.S. Securities and Exchange Commission ("SEC") with respect to its offer to purchase common shares and preferred shares of TBE and TSD and will file translations of these documents with the Brazilian Comissao de Valores Mobiliarios ("CVM"). Shareholders of the Companies are strongly advised to read the Brazilian Edital and other relevant documents published by Brasilcel or filed with the CVM, and, in the case of shareholders of TBE and TSD, the tender offer statements and other relevant documents filed with the SEC, when they become available because they will contain important information and in the case of the English-language documents filed with the SEC, shareholders may read the Portuguese translations, which will be filed with the CVM. All these documents will be published or filed at the appropriate time in accordance with applicable Brazilian and U.S. regulations. TBE and TSD shareholders will have access to the U.S. documents, when they become available, free of charge at the SEC's web site, www.sec.gov. In addition, shareholders of the Companies will have access to all these documents free of charge from Brasilcel or in the locations indicated by applicable Brazilian and U.S. law.

Disclaimer This presentation may contain statements that may constitute forward-looking statements. These statements may appear in a number of places in this document and may include statements regarding the intent, belief or current expectations of the customer base, estimates regarding future growth in the different business lines, market share, financial results and other aspects of the activity and situation relating to the Companies. The forward-looking statements in this document can be identified, in some instances, by the use of words such as "expects", "anticipates", "intends", "believes", and similar language or the negative thereof or by the forward-looking nature of discussions of strategy, plans or intentions. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward looking statements as a result of various factors. Analysts and investors are cautioned not to place undue reliance on those forward-looking statements which speak only as of the date of this presentation.

The Announcement Brasilcel intends to launch voluntary tender offers in cash for the following securities: Tele Sudeste Celular (TSD) up to approximately 7,332m ON and 12,700m PN shares Tele Leste Celular (TBE) up to approximately 16,723m ON and 92,499m PN shares Celular CRT (CRT) up to approximately 61m ON and 442m PN shares Tender offers to be funded by Portugal Telecom and Telefonica Moviles on a 50:50 basis Offer prices represent a 20% premium over the respective volume weighted average price(1) of each class of shares in the last 30 trading days prior to announcement (1) Volume weighted average price calculated by multiplying the average share price for each day by the volume traded that same day, and then dividing it by the total volume traded during the period

Transaction Rationale Reinforces Portugal Telecom and Telefonica Moviles' commitment to the Brazilian cellular market and to Vivo Increase Brasilcel's ownership of its subsidiaries, enhancing its growth profile Provide opportunity for minority shareholders to receive cash payment for their shares at a premium over market prices and realize gains

Key Terms & Conditions (1) Premium over share price on the Sao Paulo Stock Exchange (BOVESPA) at market close as at August 24, 2004

Brasilcel Impact on Ownership Structure ON: 68.7% PN: 40.9% Total: 50.6% ON: 88.5% PN: 85.4% Total: 86.7% ON: 92.3% PN: 90.3% Total: 91.1% ON: 58.7% PN: 11.4% Total: 27.9% ON: 86.6% PN: 26.3% Total: 51.5% TSD TBE CRT ON: 91.0% PN: 49.7% Total: 67.0% TSD TBE CRT Brasilcel Current Pro-forma(1) (1) Assumes 100% of acceptance of all tender offers (2) CRT ownership assuming Treasury Shares will not be cancelled (2) (2)

Impact on Brasilcel Proportionate Financials in TSD, TBE and CRT For illustrative purposes only (1) CRT ownership assuming Treasury Shares will not be cancelled

Estimated Timetable Announcement End of Offer Period Submission of Relevant Documentation (CVM and SEC) Anticipated Launch of Tender Offer - Edital Publishing August 24, 2004 October 1, 2004 September 1, 2004 September 1, 2004 Auction Date October 8, 2004 Settlement and Closing October 14, 2004

Appendix - EBITDA Reconciliation to Brazilian GAAP (1) CRT ownership assuming Treasury Shares will not be cancelled